As filed with the Securities and Exchange Commission on May 25, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

RLI CORP.

(Exact name of registrant as specified in its charter)

Delaware	37-0889946
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

9025 North Lindbergh Drive, Peoria, IL	61615
(Address of Principal Executive Offices)	(Zip Code)

RLI Corp. 2023 Long-Term Incentive Plan

(Full title of the plan)

Jeffrey D. Fick

Chief Legal Officer and Corporate Secretary

RLI Corp.

9025 North Lindbergh Drive

Peoria, IL 61615

309-692-1000

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company”, and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.

The documents containing the information specified in Item 1 of Part I will be delivered to participants in the RLI Corp. 2023 Long-Term Incentive Plan (the “Plan”), in accordance with Form S-8 and Rule 428(b) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (“Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference into this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information.

The written statement required by Item 2 of Part I is included in documents delivered to participants in the Plan pursuant to Rule 428(b) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents, which have been filed by RLI Corp., a Delaware corporation (the “Registrant”), with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated in this registration statement by reference:

(a) the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, filed with the Commission on February 24, 2023;

(b) the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the Commission on April 21, 2023;

(c) the Registrant’s Current Reports on Form 8-K, filed with the Commission on February 3, 2023, February 9, 2023, April 3, 2023, May 4, 2023, and May 8, 2023; and

(d) the description of the Registrant’s common stock (“Common Stock”), contained in Exhibit 4.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022, filed with the Commission on February 24, 2023, and any amendments or reports filed for the purpose of updating such description.

All reports and other documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8-K furnished pursuant to Item 2.02 or Item 7.01 of Form 8-K, including any exhibits included with such information, unless otherwise indicated therein) after the date of this registration statement, but prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits the Registrant’s board of directors (the “Board”) to indemnify any person against expenses (including attorneys’ fees), judgments, fines, and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending, or completed action, suit, or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee, or agent of the Registrant, or serving or having served, at the request of the Registrant, as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act. The DGCL provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Article Nine of the Registrant’s By-Laws and Article Seventh of the Registrant’s Amended and Restated Certificate of Incorporation provide that the Registrant will indemnify, advance expenses to, and hold harmless its directors and officers to the fullest extent permitted by the DGCL.

To the fullest extent permitted by the DGCL, Article Sixth of the Registrant’s Amended and Restated Certificate of Incorporation eliminates personal liability of directors and officers of the Registrant for monetary damages to the Registrant and its stockholders arising from a breach or alleged breach of a director’s or officer’s fiduciary duty.

The Registrant maintains officers’ and directors’ insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties. In addition, the Registrant has entered into indemnification agreements with its directors and officers which provide for the indemnification of such directors and officers to the fullest extent authorized or permitted by law, the form of which was filed as Exhibit 10.1 to the Registrant’s Quarterly Report on Form 10-Q filed October 24, 2018.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1

Amended and Restated Certificate of Incorporation of RLI Corp. (amended and restated as of May 10, 2023) (incorporated by reference from Exhibit A to the Registrant’s Proxy Statement filed on March 23, 2023).

4.2	By-Laws of RLI Corp. (incorporated by reference from Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on May 8, 2018).

4.3	RLI Corp. 2023 Long-Term Incentive Plan (incorporated by reference from Exhibit B to the Registrant’s Proxy Statement filed on March 23, 2023).

5.1*	Opinion of Sidley Austin LLP with respect to the validity of the Common Stock being registered.

23.1*	Consent of Deloitte & Touche LLP.

23.2*	Consent of Sidley Austin LLP (contained in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page of this registration statement).

107*	Calculation of Filing Fee Table.

*	Each document marked with an asterisk is filed herewith.

Item 9. Undertakings.

(a)The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Peoria, State of Illinois, on May 25, 2023.

RLI CORP.

By:	/s/ Craig W. Kliethermes
Name:	Craig W. Kliethermes
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

The undersigned directors and officers of RLI Corp. hereby constitute and appoint Todd W. Bryant and Jeffrey Fick, and each of them, with full power to act without the other and with full power of substitution and re-substitution, our true and lawful attorneys-in-fact, each with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any of them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities indicated on May 25, 2023.

Signature	Title

/s/ Jonathan E. Michael	Chairman of the Board
Jonathan E. Michael

/s/ Craig W. Kliethermes	Director, President, and Chief Executive Officer (Principal Executive Officer)
Craig W. Kliethermes

/s/ Todd W. Bryant	Chief Financial Officer (Principal Financial and Accounting Officer)
Todd W. Bryant

/s/ Kaj Ahlmann	Director
Kaj Ahlmann

/s/ Michael E. Angelina	Director
Michael E. Angelina

/s/ Michael J. Stone	Director
Michael J. Stone

/s/ David B. Duclos	Director
David B. Duclos

/s/ Susan S. Fleming	Director
Susan S. Fleming

/s/ Jordan W. Graham	Director
Jordan W. Graham

/s/ Paul B. Medini	Director
Paul B. Medini

/s/ Robert P. Restrepo, Jr.	Director
Robert P. Restrepo, Jr.

/s/ Debbie S. Roberts	Director
Debbie S. Roberts